Exhibit 99.3

SECOND ADDENDUM TO MERGER AGREEMENT

          THIS SECOND ADENDUM TO MERGER AGREEMENT (the “Agreement”) is made and entered into as of the ___ day of December, 2006, by and between the following:

          Michael Piscopo, Elizabeth Piscopo, and Mathew Cox, as the former Members of PeriNet Technologies, LLC (“PeriNet”), a Pennsylvania limited liability company, (hereinafter, the “Members”); and

          SoftNet Technology Corp., a Nevada corporation (hereinafter “SoftNet”).

W I T N E S S E T H

          WHEREAS, SoftNet and PeriNet entered into a Merger Agreement on September 29, 2006;

          WHEREAS, SoftNet and the Members entered into an Addendum on October __, 2006 with regard to certain disclosures and representations of PeriNet and the Members: and

          WHEREAS, the parties hereto agree that certain terms of the consideration SoftNet is to pay to the Members are to be changed.

          NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto do hereby agree that the following provisions of the Merger Agreement, dated on or about September 29, 2006, shall be amended and that the following provisions amend and replace those contained in the Merger Agreement:

SECTION 2
AGREEMENT FOR THE MERGER INTO SOFTNET

          2.2       Consideration Paid by SoftNet.

          For all of the assets of the PeriNet, SoftNet shall in consideration of the payment to PeriNet of Two Hundred Ten Thousand dollars ($210,000) in cash to be paid in the following manner: (i) $100,000 the receipt and sufficiency of which is acknowledged by the Members; (ii) $55,000 on or before March 1, 2007; and (iii) $55,000 on or before May 15, 2006 (collectively, the “Cash Payout Dates”) and issuance by SoftNet to the individual Members of PeriNet, pro rata, on an earned out basis, of a maximum of one million four hundred and seventy thousand dollars ($1,470,000) worth of unregistered, restricted, SoftNet Common Stock. The SoftNet Shares shall come with “piggy back” registration rights so that in the event SoftNet files a Registration Statement at any time in the future, SoftNet will include the SoftNet Shares in such Registration Statement.  The exact number of shares due at the time of the execution of this Agreement shall be determined by taking $700,000 worth of the SoftNet Shares and dividing that number by $.05 which represents the average closing price for the five trading days immediately prior to the Merger.  The exact number of shares due at the close of each calendar quarter shall be determined by taking the earned portion of the SoftNet Shares and dividing that number by the average closing price for the five trading days immediately prior to the close of the calendar quarter. The certificates representing the SoftNet Shares shall bear the restrictive legend set forth in Rule 144 of the Rules and Regulations of the 1933 Act and any appropriate legend required under applicable state securities laws.  The SoftNet Shares shall be validly issued and outstanding, fully paid, and non-assessable.

          The SoftNet Shares shall be earned as follows: (i) $700,000 worth of SoftNet Shares at the time of the execution of this Agreement; and (ii) for each calendar quarter, beginning on the Merger Date, PeriNet shall earn $175,000 worth of SoftNet Shares if the following revenue targets are attained: Q4 2006 - $315,000; Q1 2007 – 125% of Q4 2006 actual revenue; Q2 2007 - 125% of Q1 2007 actual revenue; and Q3 2007 - 125% of Q2 2007 actual revenue.  In the event PeriNet revenue is less then the revenue target but is at least 50% of the revenue target, PeriNet shall earn 25% of the $175,000 quarterly maximum earn out.  In the event PeriNet revenue is less then the revenue target but is at least 75% of the revenue target, PeriNet shall earn 50% of the $175,000 quarterly maximum earn out.  In the event PeriNet revenue is less then the revenue target but is between 91% and 109% of the revenue target, PeriNet shall earn 100% of the $175,000 quarterly maximum earn out.  In the event that the PeriNet revenue exceeds 110% of the revenue target, PeriNet shall earn an additional $17,500 worth of SoftNet Shares for that calendar quarter in which 110% of the revenue target is exceeded.  SoftNet Shares shall be due 60 days following the close of each calendar quarter and in no event sooner than any quarterly required SEC Documents are filed.

          In the event PeriNet fails to attain the revenue targets for either Q4 2006 or Q1 2007 due to the fault of SoftNet or SoftNet management (e.g. SoftNet is unable to fund PeriNet in such a fashion that it can maximize its revenue), PeriNet reserves the right to unwind the Merger, on or before April 15, 2007, and return to SoftNet any consideration received under the Merger Agreement as amended.

          2.3       Adjustment of Cash Payout Dates.

          In the event the PeriNet fails to meet the Q4 2006 and/or Q1 2007 revenue targets as set forth in Section 2.2 above, SoftNet may defer payment of the Cash Payout Dates until the earlier of (i) such time as PeriNet meets any subsequent revenue targets; or (ii) the one year anniversary of this Agreement.

          2.4       Adjustment of Cash Payout.

          SoftNet shall be permitted to reduce, dollar for dollar, the remaining Cash Payout due the Members (i.e. $110,000) by the amount which SoftNet must pay on the outstanding Commerce Bank line of credit.

          2.5       Adjustment of Stock Payout.

          SoftNet agrees that when any shares issued pursuant to this agreement are eligible to come off of any Rule 144 restriction (i.e. the one year anniversary of the issuance of the stock, the “Free Trading Date”), the number of shares shall be reset so that the value of the shares on the Free Trading Date shall not be less than 75% of the value on the date of issuance.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

SOFTNET TECHNOLOGY CORP.

By:
                         Kevin Holt / President

By:      ______________________________
                                 Michael Piscopo

By:      ______________________________
                                Elizabeth Piscopo

By:      ______________________________
                                     Mathew Cox